Exhibit 5

                              December 4, 1995


Giant Food Inc.
6300 Sheriff Road
Landover, Maryland 20785

      Re:   Registration Statement on Form S-8 Giant Food Inc.
            1989 Non-Qualified Stock Option Plan

Dear Sirs:

      We have acted as counsel to Giant Food Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to 2,500,000 shares of the Company's common stock, $1.00 par value (the "Shares"). In reaching the conclusions expressed in this opinion, we have examined and relied upon, among other things, the Registration Statement, including the exhibits thereto and the documents incorporated therein by reference, and the corporate records and other documents of the Company. We have also made such further examinations and inquiries as we have deemed necessary to enable us to express the opinions set forth herein.

      Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will constitute legally issued, fully paid and nonassessable capital stock of the Company.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Legal Opinions" and in the Prospectus.

                                    Very truly yours,

                                    /s/ Jorden Burt Berenson & Johnson LLP

                                    JORDEN BURT BERENSON & JOHNSON LLP